Exhibit 10.12

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (the “Agreement”) is made and entered into as of May 16, 2023 (the “Effective Date”) by and between Mark Smith, with an address of [***] (“Consultant”), and Finch Therapeutics, Inc., a Delaware corporation with an address at 200 Inner Belt Road, Suite 400, Somerville, MA 02143 (“Finch”). Finch desires to obtain from Consultant various services, and Consultant desires to provide the services to Finch, all as provided in this Agreement. Each of Consultant and Finch may be referred to herein individually as a “Party,” or collectively as the “Parties”.

1.
Services. Finch hereby offers to engage Consultant, and Consultant accepts engagement by Finch, for the performance of the services (“Services”) for Finch and/or its Affiliates in accordance with the attached business terms exhibit, and any additional business terms exhibit(s) which may be executed by the Parties hereunder from time to time (each, a “Business Terms Exhibit”). Each Business Terms Exhibit shall become a part of this Agreement; provided that the terms in any Business Terms Exhibit will apply only with respect to the Services described therein. In the event of any conflict between the terms of this Agreement and any Business Terms Exhibit, the terms of this Agreement will govern. Any changes to the Services (and any related compensation adjustments) must be agreed to in writing between Consultant and Finch prior to the implementation of such changes. Herein “Affiliate” means, with respect to a given entity, any person or legal entity directly or indirectly controlling, controlled by or under common control with such entity, where control shall mean the direct or indirect ownership of more than fifty percent (50%) of the outstanding voting securities of an entity or such other relationship as results in the actual control over the management, assets, business and affairs of an entity.
2.
Performance. Consultant represents and warrants that Consultant has the requisite skills, experience and expertise to provide the Services and will provide the Services (i) diligently, conscientiously and in accordance with the highest applicable industry standards and (ii) in accordance with best business practices, policies and procedures employed in Finch’s business including, but not limited to, procedures regarding safety, security, data administration and operating practices. Consultant agrees to provide the Services at such locations and facilities as may be agreed upon by Consultant and Finch, to keep Finch advised of the progress of Services, to permit any representative duly authorized by Finch to inspect from time to time such results of said Services and to provide Finch with such documents, reports, presentations, and the like as Finch shall reasonably request.
3.
Subcontracting; Consultant Personnel. The Services are personal in nature and Consultant is not permitted to subcontract the performance of any of its obligations under this Agreement to any third party without obtaining Finch’s prior written consent.
4.
Confidentiality. Consultant understands that all technical, business and financial information concerning Finch and its related entities and Affiliates, whether written or oral, and whether or not marked as confidential, which is disclosed or made available to Consultant by Finch or any person working for Finch or an entity affiliated with Finch, including any academic institutions, and all information which Consultant generates as a result of Services performed for Finch (collectively, “Confidential Information”), is proprietary and confidential to Finch. “Confidential Information” includes, without limitation, (a) Work Product, Inventions, Finch Materials, and information concerning Finch’s proposed or actual products or services, (b) business strategies, financial information, forecasts, personnel information and customer lists of Finch, (c) all information of third parties that Finch has an obligation to keep confidential, and (d) the terms and conditions of this Agreement. All Confidential Information is and shall remain the sole and exclusive property of Finch. Neither this Agreement nor any disclosure hereunder shall be deemed, by implication or otherwise, to vest in Consultant any license, interest, or ownership rights of any kind to or under the Confidential Information, inventions, patents, know-how, trade secrets, trademarks, or copyrights owned or controlled by Finch. Confidential Information, however, shall not include any such information which Consultant can demonstrate by competent evidence is: (a) in Consultant’s possession prior to its receipt of such information under this Agreement, as shown by Consultant’s written records; (b) already available or becomes available to the public through no fault of Consultant’s; or (c) is received by Consultant from a third party having a right to disclose it. During the Term and thereafter, Consultant agrees that Consultant shall not, without the prior written consent of Finch, (a) use Confidential Information for any purpose other than carrying out the Services under this Agreement; or (b) disclose Confidential Information except on a “need to know” basis as is necessary to fulfill Consultant’s obligations hereunder, and only then with the prior written consent of Finch, and provided disclosure is only made to any party bound by written obligations of confidentiality at least as restrictive as those set forth in this Agreement. Consultant agrees to return any and all of Confidential Information to Finch upon any termination or expiration of the Agreement.
5.
Ownership of Work Product. Finch shall own all right, title and interest in and to all Inventions (defined below) arising from or made in the performance of (solely or jointly with others) the Services (whether or not patentable or subject to copyright or trade secret protection) (collectively, the “Work Product”). Consultant hereby irrevocably assigns and agrees to assign to Finch, without additional consideration, all right, title and interest in and to all Work Product throughout the world, including without limitation, all patents, trade secrets, copyrights, trademarks and all other intellectual property and proprietary rights related thereto. Consultant shall provide Finch with the originals and/or all copies of such Work Product upon request of Finch. To the extent that any copyrighted work produced by Finch hereunder is not a “work made for hire” for purposes of the copyright laws of the United States, Consultant hereby assigns to Finch all right, title and interest in the copyright of such work, including without limitation the right to reproduce, distribute, sublicense, perform and display the work and to create and use derivative works therefrom in any medium throughout the world. The term “derivative works” as used in this Agreement has the same meaning as used in the Copyright Act of the United States. Consultant shall cooperate with Finch both during and after the term of this Agreement to procure and maintain Finch’s rights with respect to the foregoing and to complete and execute such assignments, certificates or other instruments as Finch may from time to time deem necessary or desirable to evidence, establish, maintain, perfect, protect, enforce or defend its right, title and interest in or to any of the foregoing. Consultant shall retain no rights in or to any Work produced hereunder. For the purposes of this Agreement, “Inventions” means all inventions, discoveries, improvements, ideas, concepts, designs, formulations, products, works of authorship, computer programs, biological materials, know-how, information, data, documentation, reports, research and creations.
6.
Finch Materials. All documents, data, records, materials, compounds, equipment and other physical property furnished or made available by or on behalf of Finch and its related entities and Affiliates to Consultant in connection with this Agreement (“Finch Materials”) are and will remain the sole property of Finch. Consultant will use Finch Materials only as necessary to perform the Services and will not transfer or make available to any third party the Finch Materials without the express prior written consent of Finch. Consultant will return to Finch any and all Finch Materials upon request.
7.
Term and Termination. This Agreement shall commence on the Effective Date and expire at the end of the period specified in the “Term” section of the attached Business Terms Exhibit (or, if multiple Business Terms Exhibits are entered into hereunder, the latest end date of the periods specified in the “Term” section of such multiple Business Terms Exhibits), unless terminated sooner in accordance with this Agreement, or extended as mutually agreed upon in writing by both Parties (“Term”). Finch may terminate this Agreement or any Business Terms Exhibit at any time, with or without cause, upon providing written notice to Consultant. Consultant shall have the right to terminate this Agreement upon thirty (30) days’ advance written notice. Upon expiration or termination of this Agreement, neither Consultant nor Finch will have any further obligations under this Agreement, except that (a) Consultant will terminate all Services in progress in an orderly manner as soon as practicable and in accordance with a schedule agreed to by Finch, unless Finch specifies in the notice of termination that Services in progress should be completed, (b) Consultant will deliver to Finch any and all Work Product developed through expiration or termination, (c) Finch will pay Consultant any monies due and owing Consultant up to the time of termination or expiration, for Services actually performed and all authorized and non-cancellable expenses actually incurred, (d) Consultant will immediately return to Finch all Confidential Information and copies thereof provided to Consultant under this Agreement, and (e) the terms, conditions and obligations under Sections 3, 4, 5, 6, 7, 12, 14, 15, 16, 17 and 18 shall survive expiration or termination of this Agreement.
8.
Intentionally Omitted.
9.
Compensation. In consideration of the timely performance of Services in accordance with this Agreement, Finch shall pay Consultant in accordance with the approvedBusiness Terms Exhibit, which shall include a description of the Services, the associated billing rate(s) and terms of expense reimbursement. Finch will make no payments until it has received from Consultant an executed original of the Agreement and a current copy of a completed Internal Revenue Service form W-9. Invoices shall be payable by Finch within thirty (30) days of receipt, unless disputed in good faith. By acceptance of payment for the Services specified therein, Consultant waives any and all further claims against Finch for such payment. The Parties represent that as of the date of full execution of this Agreement the fees represent fair market value for Services rendered, are based upon arm’s length bargaining, and are consistent with the value of similar services.
10.
Independent Contractor. Consultant is an independent contractor and shall not be deemed to be an employee, agent, joint venture, or partner of Finch for any purpose. Finch shall not be responsible for providing fringe or other benefits, including health insurance coverage, to Consultant. Consultant shall be responsible for the payment of taxes or contributions for unemployment insurance or old age pensions or annuities or social security payments which are measured by the wages, salaries or other remuneration paid to the Consultant or the employees of Consultant and owed on fees paid by Finch, and Finch shall not withhold taxes on payments made to Consultant, Consultant shall have no authority whatsoever to bind Finch in any way or assume any obligations or liabilities of any nature for or on behalf of Finch. The Consultant is free from control and direction in connection with the performance of the Services identified herein, both under this Agreement for the performance of Services and in fact; and the Services are performed outside the usual course of the business of Finch, or Consultant is customarily engaged in an independently established trade, occupation, profession or business of the same nature as that involved in the Services performed.
11.
Consultant Representations and Warranties
a.
General. Consultant represents and warrants that performance of the Services provided under this Agreement do not and shall not violate any applicable law, rule or regulation; any contracts with third parties; or any third party rights in any patent, trademark, copyright, trade secret or similar right. Consultant further warrants that the Services provided hereunder will be best efforts and of a professional quality conforming to generally accepted industry standards. Consultant further represents and warrants that (a) it is under no obligation to any third party that would interfere with its rendering to Finch execution and performance of the Services, including any employer or institution, and (b) Consultant has the full right, power and authority to enter into this Agreement and there is nothing that will prevent Consultant from performing obligations under this Agreement. If Consultant is a faculty member at, or employee of, a university or hospital (“Institution”), Consultant represents and warrants that pursuant to Institution’s policies concerning professional consulting and additional workload, Consultant is permitted to enter into this Agreement. If Consultant is required by Consultant’s Institution to disclose to it any proposed agreements with industry, Consultant has made such disclosure. If Institution’s prior approval of this Agreement is required by Institution, Consultant has obtained or will obtain such approval prior to beginning the Services.
b.
Debarment. Consultant represents and warrants that (a) the Services will be performed in accordance with all applicable current government regulatory requirements and all federal, state and local laws, rules and regulations, and (b) Consultant, (i) has not been debarred and is not subject to a pending debarment, pursuant to section 306 of the United States Food Drug and Cosmetic Act, 21 U.S.C. §335a, (ii) is not ineligible to participate in any federal and/or state healthcare programs or federal procurement or non-procurement programs (as that term is defined in 42 U.S.C. 1320a-7b(f)), including, but not limited to, Medicare, Medicaid and Civilian Health and Medical Program of the Uniformed Services, (iii) is not disqualified by any government or regulatory agencies from performing specific services, and is not subject to a pending disqualification proceeding and (iv) has not been convicted of a criminal offense related to the provision of healthcare items or services, and is not subject to any such pending action. Consultant agrees to inform Finch in writing promptly if Consultant is subject to the foregoing, or if any action, suit, claim, investigation, or proceeding relating to the foregoing is pending, or to the best of Consultant’s knowledge, is threatened.
c.
Anti-Corruption Laws. To determine and ensure compliance with the United States Foreign Corrupt Practices Act, as amended from time to time, the UK Bribery Act 2010, and the OECD Anti-Bribery Convention (hereafter, “Anti-Corruption Laws”), Consultant shall, upon reasonable advance notice, permit Finch and its representatives during normal business hours to inspect and audit Consultant’s business records. Consultant shall take such actions that are commercially feasible to adopt any reasonable suggestions of Finch to correct any deficiencies identified by any inspection or audit conducted by Finch. Consultant acknowledges that Finch is committed to complying with all national and transnational anti-bribery statutes including, without limitation, compliance with the Anti-Corruption Laws and agrees that Consultant will comply with their provisions at all times with regard to the Services including, but not limited to, not offering or giving anything of value to a foreign public official in connection with the performance of the official’s duties or inducing an official to use their position to influence any acts or decisions of any foreign, state or public international organization.
12.
Indemnification; Limitations of Liability. Consultant agrees to defend, indemnify and hold harmless Finch, its officers, directors, agents and employees (collectively, “Finch Indemnitees”) from and against any and all third party claims, actions, damages, costs, expenses (including reasonable attorneys’ fees), losses or liabilities of any nature incurred or asserted against the Finch Indemnitees arising out of or related to (a) the negligence, fraud, or misconduct of Consultant, (b) any breach of warranty by Consultant, or (c) failure of Consultant to comply with the terms hereof. Neither Finch nor its Affiliates, partners, agents, clients or its or their employees (including Finch Indemnitees) shall be liable hereunder for any consequential or indirect loss or damage or any other special or incidental damages incurred or suffered by Consultant. The waiver and disclaimer of liability expressed herein shall survive termination or expiration of this Agreement, and shall apply whether in contract, equity, tort or otherwise, and shall extend to the Finch Indemnitees, and the agents of Finch, and their respective officers and employees.
13.
Audit.
a.
Consultant will permit Finch’s representatives, upon reasonable advance notice and during regular business hours, to examine or audit all records relating to such Services, including financial records and systems, and the facilities or sites where the Services are provided, to determine that the Services are being conducted in accordance with this Agreement.
b.
If any governmental or regulatory authority conducts, or gives notice to Consultant of its intention to conduct, an inspection, audit or other regulatory action with respect to the Services provided pursuant to this Agreement, Consultant will promptly notify Finch prior to complying with such a demand or request. To the extent permitted by applicable laws, rules, regulations, and other acts of governmental authority, Finch shall have the right to be present during any such inspection, audit or other action.
14.
Public Comment. Consultant agrees that Consultant will not at any time, during or after the engagement hereunder, directly or indirectly, (a) make any public comments about (including, without limitation, by way of news interviews or the expression of personal views, opinions or judgments to the media or any other entity or person outside Finch) Finch or any of its Affiliates or any officer, director, investor or employee of such parties (together, the “Finch Group”) or (b) disparage, criticize, ridicule or make any negative comments about the Finch Group to any person or entity within the Finch Group or any other individual or entity with whom the Finch Group has a business or personal relationship.
15.
Intentionally Omitted.
16.
Notices. All notices required or permitted under this Agreement must be in writing and addressed as set forth above or to such other address as the recipient may specify in writing. Notices will be deemed to have been given (a) three (3) business days after deposit in the mail with proper postage for first class registered or certified mail prepaid, or (b) one (1) day after sending by nationally recognized overnight delivery service.
17.
Defend Trade Secrets Act Notice. 18 U.S.C. § 1833(b) provides: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.” Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly permitted by 18 U.S.C. § 1833(b).
18.
Miscellaneous. This Agreement contains the entire understanding between the Parties regarding the subject matter hereof and cannot be altered or amended except by a written instrument subsequently executed by the Parties hereto. For the avoidance of doubt, any post-employment obligations set forth in the Amended and Restated Executive Employment Agreement, dated as of March 12, 2021, between Finch Therapeutics Group, Inc. and Consultant shall continue to apply. Any waiver of any condition, obligation, or benefit under this Agreement shall not be deemed a waiver of any subsequent breach or default of any term, condition, or limitation. The terms, conditions, and obligations of this Agreement are binding on the respective heirs, assigns, successors, and personal representatives of the Parties hereto. In case any provision of this Agreement shall be held invalid, illegal or unenforceable in whole or in part, then (a) the intent of the Parties is that such provision shall be modified to the extent necessary to make it valid, legal and enforceable, and (b) in any event neither the validity of the remaining part of such provision nor the validity of any other provision of this Agreement shall in any way be affected thereby. Neither Party may assign this Agreement without the written consent of the other, except that Finch may assign its rights in and delegate its obligations under this Agreement to any affiliated entity. This Agreement will be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without regard to any choice of law principle that would require the application of the law of another jurisdiction. The Parties agree to submit to the exclusive jurisdiction of the state and federal courts in the Commonwealth of Massachusetts and waive any defense of inconvenient forum to the maintenance of any action or proceeding in such courts.

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IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed as of the date first above written.

FINCH THERAPEUTICS, INC. MARK SMITH

By: /s/ Matthew Blischak /s/ Mark Smith

Name: Matthew Blischak

Title: Chief Executive Officer

Business Terms Exhibit

To the Consulting Agreement between Finch Therapeutics, Inc.
And Mark Smith, dated May 16, 2023

A. Description of Consulting Services

Consultant will perform the following Services under this Agreement:

•
Serve as a scientific and strategic advisor to the company.
•
Advance non-litigation-related licensing and collaboration opportunities for the company
•
Provide ad hoc advice, recommendations and services upon request.

Consultant shall perform the Services on a schedule and at the location or locations identified above or as otherwise mutually agreed between Consultant and Finch’s Chief Executive Officer, hr addition, Consultant will be available for a reasonable number of telephone and/or written communications.

For the avoidance of doubt, “Services” shall not include (1) testimony and preparation for testimony at trial in or any other aspect of the legal proceeding identified as Ferring Therapeutics, Inc, Rebiotix Inc. (“Plaintiffs”) v. Finch Therapeutics Group, Inc., Finch Therapeutics, Inc., and Finch Therapeutics Holdings, LLC, C.A. No. 21-1694-RGA pending in the United States District Court for the District of Delaware (the “Pending Patent Litigation”); or (2) testimony by deposition, at trial, or otherwise or any related preparation therefor in any future or other legal proceeding including without limitation any such proceeding involving claims related to patent infringement for any patent owned or licensed by Finch or an affiliate thereof. Consultant agrees that he will receive no Compensation for any such activity.

B. Compensation

Fees: Finch will pay Consultant based on Consultant’s hours and ordinary and customary rate as identified below:

Task Type	Total Hours	Rate ($/hr)
Consulting	Up to 80 hours / month	$325

Total hourly fees under this Agreement will not exceed $150,000 USD during the Term without Finch’s express written consent. Further, Finch will not reimburse Consultant for remediating obvious and avoidable deficiencies in any Services provided by Consultant.

Milestone Payments: In addition to hourly fees paid to Consultant, and in accordance with ordinary and customary bonuses provided by Finch, in the event that any of the following success based Milestones are achieved during the Term, Finch will pay to Consultant a one-time Milestone award for each milestone to the extent provided below.

1. Milestone #1: Prior to March 31, 2024, achievement by the Company of (i) all three milestones ((a)- (c)) referenced in Section 2.a in the First Amendment to the Exclusive License Agreement between Finch Therapeutics Holdings, LLC and the Regents of the University of Minnesota, dated April 12, 2023 (the “UMN Agreement”), AND (ii) satisfaction of the development obligation referenced in the second full paragraph of Section 2.a of the UMN Agreement, together (i and ii) shall result in a one-time milestone award of $100,000 USD. For the avoidance of doubt, satisfaction of

Milestone #1 expressly excludes and shall not be based on any settlement, resolution, or outcome of the Pending Patent Litigation or any license agreement with one or both of Plaintiffs or any other party with which Finch is engaged in litigation.

2. Milestone #2: Prior to March 31, 2024, execution by the Company of a definitive agreement or agreements for transactions monetizing Non-Core Assets that in aggregate provide upfront consideration totaling greater than $250,000 USD shall result in a one-time milestone award of $50,000 USD. Non-Core Assets are defined as assets other than CP101, FIN-524, FIN-525 or FIN-211 and consistent with the exclusion to Milestone #1 excludes (i) any license arrangement or settlement between the Company and one or more of Plaintiffs or any other party with which Finch is engaged in litigation and (ii) the sale of equipment or consumables.

For the avoidance of doubt, Consultant will be entitled to either or both Milestones above only if Consultant had significant involvement in and contributed substantially to its achievement.

Upon achievement of a Milestone, Consultant will provide written notification to Finch’s Chief Executive Officer (CEO) with evidence that the Milestone has been completed and a corresponding invoice for the milestone award amount. The Compensation Committee shall determine whether such Milestone has been met and whether the applicable milestone award has been earned hereunder within thirty (30) days following the date of Consultant’s invoice. All such determinations shall be made and documented by the Compensation Committee in its reasonable discretion, citing evidence, and will be final and binding on Consultant.

Expenses: Finch shall reimburse Consultant for any travel or other direct expenses related to the Services rendered hereunder, provided Finch has given prior authorization for such expenses in writing or via electronic mail. Requests for reimbursement will be in a form reasonably acceptable to Finch, will include supporting documentation, and will accompany Consultant’s invoices.

C. Invoicing

Upon completion of each calendar month, Consultant will submit an invoice for the hours worked, the type of Services performed, the total amount to be billed to the client (Finch), and any travel or other direct expenses with reasonable supporting information, within fifteen (15) days after the month end by sending an invoice and related supporting documentation to the attention of “Accounts Payable” at payables@finchtherapeutics.com.

D. Term

The Term of this Agreement will begin on May 16, 2023 and end upon either party’s termination pursuant to Section 7 of this Agreement.